Exhibit 99.1
Holly Energy Partners, L.P. Reports Fourth Quarter Earnings
January 30, 2006
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported fourth quarter net income of $7.2 million ($0.43 per basic and diluted limited partner unit) for the three months ended December 31, 2005, as compared to $6.5 million ($0.46 per basic and diluted limited partner unit) for the three months ended December 31, 2004. For the year ended December 31, 2005, our first full calendar year of operations subsequent of our initial public offering, net income was $26.8 million ($1.70 per basic and diluted limited partner unit).
Results of operations for the three months and year ended December 31, 2005 include the operations from the assets acquired from Alon USA, Inc. subsequent to the acquisition date of February 28, 2005, including four refined products pipelines aggregating approximately 500 miles, an associated tank farm and two refined products terminals with aggregate storage capacity of approximately 347,000 barrels. Additionally, included in the results of operations for the three months and year ended December 31, 2005 are the two 65-mile parallel            intermediate feedstock pipelines which were acquired on July 8, 2005 from Holly Corporation (NYSE-HOC), the owner of our general partner, and which connect Holly’s Lovington, NM and Artesia, NM refining facilities. Results of operations for the year ended December 31, 2004 reflect the results of operations of Navajo Pipeline Co., L.P., the predecessor to Holly Energy Partners, L.P. until July 12, 2004, at which time Holly Energy Partners, L.P. commenced operations. Historically, Holly Corporation did not allocate general and administrative costs to the predecessor entity. In addition, the results of operations of the predecessor entity include results of operations from certain crude oil and intermediate product pipelines that were not contributed to Holly Energy Partners, L.P. at inception (as discussed above, the intermediate product pipelines were acquired by the Partnership on July 8, 2005). As a result of these items, operating results for the year ended December 31, 2005 are not comparable to the results for the year ended December 31, 2004.
Revenues of $22.6 million for the three months ended December 31, 2005 were $6.6 million greater than the $16.0 million in the comparable period of 2004, principally due to $5.4 million of revenues from the pipeline and terminal assets acquired from Alon on February 28, 2005 and $2.4 million of revenues from the intermediate pipeline assets acquired from Holly on July 8, 2005, partially offset by a reduction in revenues from the Rio Grande Pipeline of $1.3 million. Shipments on the Partnership’s refined product pipelines averaged 145.4 thousand barrels per day (“mbpd”) for the three months ended December 31, 2005 as compared to 102.1 mbpd for the three months ended December 31, 2004, principally due to the incremental volumes from the pipelines acquired from Alon. Shipments on the Partnership’s intermediate product pipelines averaged 58.4 mbpd for the three months ended December 31, 2005. As previously disclosed, during the first quarter of 2005 BP Plc (“BP”) ceased being required to pay the border crossing fee pursuant to its contract with the Rio Grande Pipeline. For the three months ended December 31, 2004, the border crossing fee was $1.3 million. Refined products terminalled in our facilities for the comparable quarters rose to 162.4 mbpd in the 2005 fourth quarter from 136.3 mbpd in the 2004 fourth quarter, principally due to the incremental volumes from the terminals acquired from Alon. Net income was $7.2 million for the three months ended December 31, 2005, an increase of $0.7 million from $6.5 million for the three months ended December 31, 2004. The increase in overall net income was principally due to income generated from the assets acquired from Alon and the intermediate pipelines acquired from Holly, partially offset by increased interest expense principally related to the senior notes issued in connection with the Alon and intermediate pipelines transactions. Additionally impacting income for the current year’s fourth quarter was a reduction in revenues from the Rio Grande Pipeline.
Revenues of $80.1 million for the year ended December 31, 2005 were $12.3 million greater than the $67.8 million in the comparable period of 2004, principally due to $17.6 million of revenues from the pipeline and terminal assets acquired from Alon on February 28, 2005 and $4.6 million of revenues from the intermediate pipeline assets acquired from Holly on July 8, 2005, partially offset by revenues of $7.9 million in the year ended December 31, 2004 from assets not originally contributed to the Partnership. Also, we had additional revenues from our existing pipelines and terminals of $1.7 million and reduced revenues from the Rio Grande Pipeline of $3.7 million. Shipments on the Partnership’s refined product pipelines averaged 131.3 mbpd for the year ended December 31, 2005 as compared to 95.5 mbpd for the year ended December 31, 2004, principally due to the incremental March to December 2005 volumes from the pipelines acquired from Alon. The incremental July to December 2005 volumes from the Partnership’s intermediate product pipelines acquired from Holly averaged 28.3 mbpd for the year ended December 31, 2005. As stated above, BP is no longer required to pay the border crossing fee pursuant to its contract. For the years ended December 31, 2005 and 2004, the border crossing fee was $0.8 million and $4.5 million, respectively. Refined products terminalled in our facilities rose to 163.1 mbpd in the year December 31, 2005 from 139.8 mbpd in the year ended December 31, 2004, principally due to the incremental March to December 2005 volumes from the terminals acquired from Alon. Net income was $26.8 million for the year ended December 31, 2005, a decrease of $5.7 million from $32.5 million for the year ended December 31, 2004. The decrease in income was principally due to the inclusion in earnings of $5.2 million for the prior year of the crude oil and intermediate product pipelines that were not contributed to the Partnership, reduced revenues from the Rio Grande Pipeline in 2005, general and administrative charges currently being incurred by the Partnership that were not allocated prior to the initial public offering, and interest expense principally related to the senior notes issued in connection with the Alon and intermediate pipelines transactions, partially offset by the additional income generated from the assets acquired from Alon and the intermediate pipelines acquired from Holly and additional revenues from our existing pipelines and terminals.
“We are pleased with our operations and the results for the fourth quarter and the full year,” said Matt Clifton, Chairman of the Board and Chief Executive Officer. “During 2005, we successfully acquired and integrated the pipeline and terminal assets serving Alon’s Big Spring refinery and the intermediate pipelines serving Holly’s Navajo Refinery. With the combination of those acquisitions, along with increased volumes from most of our existing assets during 2005, our EBITDA for our first full completed calendar year was $50 million, including the fourth quarter at $14.1 million, an increase of 64% from the amount reported for the 2004 fourth quarter. During the 2005 fourth quarter, following a November 2005 volume reduction due to unanticipated repairs made at Holly’s Navajo Refinery, our volumes from the Navajo Refinery bounced back nicely in December to expected levels. In 2006, we will continue to strive to operate our assets safely and efficiently while looking at organic and third-party growth opportunities for the Partnership.”
“On January 27, 2006, we announced our cash distribution for the fourth quarter of 2005 of $0.625 per unit, an increase of 4.2% over the amount of $0.60 distributed per unit for the third quarter of 2005. Our EBITDA for the fourth quarter was $14.1 million, and after subtracting net interest expense of $2.7 million and maintenance capital expenditures of $140,000, distributable cash flow for the quarter was $11.3 million. The aggregate distribution declared for the quarter amounts to $10.5 million.”
The Partnership has scheduled a conference call today at 10:00 AM EST to discuss financial results. Listeners may access this call by dialing (800) 858-5936. The ID# for this call is #4383132. Additionally, listeners may access the call via the internet at: http://audioevent.mshow.com/285522.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries a 75,000 barrels-per-day (“bpd”) refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties.

Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to successfully purchase and integrate any future acquired operations;

•	The availability and cost of our financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current or future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our SEC filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and year ended December 31, 2005 and 2004.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$7,440	$7,487	$29,288	$28,533
Affiliates — intermediate pipelines	2,419	—	4,643	—
Third parties	9,076	5,400	31,447	18,952

	18,935	12,887	65,378	47,485

Terminals & truck loading racks:
Affiliates	2,447	2,425	10,253	9,194
Third parties	1,187	680	4,489	3,179

	3,634	3,105	14,742	12,373
Other	—	—	—	15

Total for pipelines and terminal assets	22,569	15,992	80,120	59,873

Crude system and intermediate pipelines not contributed to HEP at inception (1):
Lovington crude oil pipelines	—	—	—	3,325
Intermediate pipelines	—	—	—	4,568

Total for crude system and intermediate pipeline assets not contributed to HEP at inception	—	—	—	7,893

Total revenues	22,569	15,992	80,120	67,766

Operating costs and expenses
Costs related to refined product pipeline and terminal assets:
Operations	7,163	5,736	25,332	21,361
Depreciation and amortization	4,065	1,738	14,201	6,791
General and administrative	1,005	972	4,047	1,860

	12,233	8,446	43,580	30,012

Crude system and intermediate pipelines not contributed to HEP at inception (1):
Operations	—	—	—	2,280
Depreciation and amortization	—	—	—	433

	—	—	—	2,713

Total operating costs and expenses	12,233	8,446	43,580	32,725

Operating income	10,336	7,546	36,540	35,041

Interest income	215	56	649	144
Interest expense, including amortization	(3,112)	(396)	(9,633)	(697)
Minority interest in Rio Grande	(282)	(675)	(740)	(1,994)

Net income	7,157	6,531	26,816	32,494

Less:
Net income applicable to predecessor	—	—	—	21,104
General partner interest in net income, including incentive distributions (2)	266	131	721	228

Limited partners’ interest in net income	$6,891	$6,400	$26,095	$11,162

Net income per unit applicable to limited partners (2)	$0.43	$0.46	$1.70	$0.80

Weighted average limited partners’ units outstanding	16,108	14,000	15,356	14,000

EBITDA subsequent to formation (3)	$14,119	$8,609	$50,001	$15,263

Distributable cash flow (4)	$11,324	$8,218	$41,438	$14,492

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Volumes (bpd) (5)

Pipelines:
Affiliates — refined product pipelines	65,324	69,513	66,206	65,525
Affiliates — intermediate pipelines	58,421	—	28,267	—
Third parties	80,027	32,619	65,053	29,967

	203,772	102,132	159,526	95,492

Terminals & truck loading racks:
Affiliates	115,854	115,971	120,795	114,991
Third parties	46,557	20,317	42,334	24,821

	162,411	136,288	163,129	139,812

Total for petroleum pipelines and terminal assets (bpd)	366,183	238,420	322,655	235,304

(1)	Revenue and expense items generated by the crude system and intermediate pipeline assets that were not contributed to HEP at inception in July 2004. Historically, these items were included in the income of Navajo Pipeline Co. as predecessor, but are not included in the income of HEP beginning July 13, 2004. The intermediate pipelines were later purchased by HEP on July 8, 2005.

(2)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes any incentive distributions made in the period. As of December 31, 2005, $188,000 of incentive distributions had been made. Limited partners’ interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per unit applicable to limited partners.

(3)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.
Set forth below is our calculation of EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(In thousands)
Net income	$7,157	$6,531	$26,816	$32,494

Subtract income attributable to predecessor	—	—	—	(21,104)
Add interest expense subsequent to formation	2,870	294	8,848	531
Add amortization of discount and deferred debt issuance costs subsequent to formation	242	102	785	166
Subtract interest income subsequent to formation	(215)	(56)	(649)	(65)
Add depreciation and amortization subsequent to formation	4,065	1,738	14,201	3,241

EBITDA subsequent to formation on July 13, 2004	$14,119	$8,609	$50,001	$15,263

(4)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Set forth below is our calculation of distributable cash flow attributable to partners subsequent to the formation on July 13, 2004.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(In thousands)
Net income	$7,157	$6,531	$26,816	$32,494

Subtract income attributable to predecessor	—	—	—	(21,104)
Add depreciation and amortization subsequent to formation	4,065	1,738	14,201	3,241
Add amortization of discount and deferred debt issuance costs subsequent to formation	242	102	785	166
Subtract maintenance capital expenditures subsequent to formation*	(140)	(153)	(364)	(305)

Distributable cash flow of partnership subsequent to formation on July 13, 2004	$11,324	$8,218	$41,438	$14,492

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

(5)	The amounts reported represent volumes from the initial assets contributed to HEP at inception in July 2004 and additional volumes from the assets acquired from Alon starting in March 2005 and the intermediate pipelines acquired from Holly starting in July 2005. The amounts reported in the 2005 periods include volumes on the acquired assets from their respective acquisition dates averaged over the full reported periods.
Balance Sheet Data

	December 31,	December 31,
	2005	2004
	(Dollars in thousands)
Cash and cash equivalents	$20,583	$19,104
Working capital	$19,454	$19,120
Total assets	$254,775	$103,758
Long-term debt	$180,737	$25,000
Partners’ equity	$52,060	$61,528
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and
    Chief Financial Officer
M. Neale Hickerson, Vice President,
  Investor Relations
Holly Energy Partners
214/871-3555